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                                                                    Exhibit 10.3


[Note: Certain confidential portions of this document have been omitted and filed separately with the Securities and Exchange Commission. The omitted confidential information is marked throughout the document with an "*"]



April 4, 1996



Mr. Oren Gillette
EATON Corporation
13100 E. Michigan Ave.
Galesburg, MI  49053-9674

Dear Mr. Gillette:

This letter confirms our understanding of future pricing and part sourcing with Neenah Foundry. The steel scrap surcharge base will be lowered to $130/ton effective May 1, 1996. An economic increase of 2% to the then effective base price will be implemented on January 1, 1997, and again on January 1, 1998. Part sourcing will be as follows:

-- Current parts and sourcing revisions as noted below, will remain at least at the present or established sourcing level thru December 31, 1998.
--       Part numbers      *         will be        *          sourced  *    to
         Neenah Foundry.
--       Part number       *        will be sourced    *      to Neenah Foundry.
--       Part numbers          *         will be sourced 100% to Neenah Foundry.
         Economics for these parts will remain firm until January 1, 1998.
--       Part numbers       *        will become 100% sourced to Neenah Foundry.
-- Additional parts being quoted (including the 404 axle bearing caps and adjusters) will be evaluated with intention to source with Neenah Foundry based on pricing that is competitive with viable North American Foundries.

We ask that you review our understanding and confirm you concurrence. Eaton Corporation remains a major customer at Neenah Foundry Company. We desire that this position erodes no further and appreciate your efforts to afford us replacement business opportunity.

Sincerely,



William Barrett
General Sales Manager
Industrial Division

djh
cc:   Andy Aylward
      Chuck Perry